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                                  Exhibit 10.8
                                 Sales Agreement

     THIS AGREEMENT (this "Agreement"), dated as of January 1, 2005, by and between Shanghai Likang Disinfectant High-tech Co., Ltd., a Chinese corporation (the "Disinfectant Company"), and Shanghai Likang Meirui Pharmaceutical High-tech Co., Ltd. (the "Meirui Company").

     In consideration of the mutual covenants, the Disinfectant Company and the Meirui hereby agree as follows:

     1. The Disinfectant Company entrusts the Meirui Company to sell each kind of medical care related products which the Disinfectant Company produces in Shanghai civil disinfection healthcare market (supermarket, pharmacy, guesthouse, office and so on).

     2. Both sides should regularly settle the payment for goods. The Meirui Company is regarded as the Disinfectant Company's sales personnel. At the same time the Meirui Company must complete the market intelligence collection work, the market sale management work and the customer relations management work.

     3. This agreement has four original copies, each side holds two copies respectively. If there are uncompleted matters concerned, both sides can sign supplement agreements. The supplement agreements have the same legal effectiveness.

     4. Both sides should observe this agreement together. If any side defaults, it should compensate the opposite party economic loss. Both sides agree this agreement's jurisdiction is Shanghai.

     5. This agreement's term of validity is two years, to be effective from the signing date, and to expire when both sides discuss to renew a subscription or terminate.


     Party A: (Stamp)                         Party B: (Stamp)
     Representative:                          Representative:
     Date:                                    Date: